Exhibit 99.1

CyberOptics Reports Strong Fourth Quarter and Record 2021 Sales and Earnings

Operating Results Paced by Robust Sales of WaferSense® and 3D MRS™-Based Sensor Products

Minneapolis, MN—February 17, 2022—CyberOptics Corporation (Nasdaq: CYBE) today reported sales of $22.1 million for the fourth quarter of 2021 ended December 31, an increase of 31% from $16.9 million in the fourth quarter of 2020. Net income for the fourth quarter of 2021, which benefitted from a gross margin percentage of almost 50%, came to $3.4 million or $0.45 per diluted share, an increase of 132% from earnings of $1.5 million or $0.20 per diluted share in the year-earlier quarter.

CyberOptics reported record sales and earnings in 2021. For the full-year, sales totaled $92.8 million, an increase of 32% from $70.1 million in 2020. Net income in 2021 was $12.8 million or $1.69 per diluted share, up significantly from $5.7 million or $0.77 per diluted share in 2020. CyberOptics record operating results were driven by sales of its 3D Multi-Reflection Suppression™ (MRS™)-based sensors and inspection and metrology system products and WaferSense semiconductor sensors. These products accounted for 78% of total sales in 2021, compared to 67% in 2020.

Dr. Subodh Kulkarni, president and chief executive officer, commented, “Our strong fourth quarter sales demonstrate that CyberOptics is continuing to penetrate and gain traction in our targeted surface mount technology (SMT) and semiconductor capital equipment markets. The competitive advantages of our advanced sensor and inspection and metrology system products are enabling us to capitalize upon strong growth opportunities in these markets. Demand for our MRS-based products and WaferSense sensors is expected to remain strong for some time, making us optimistic about CyberOptics’ outlook for the first quarter of 2022. We also see the full year shaping up as another period of strong operating results.”

Sales of 3D and 2D sensors increased 40% year-over-year to $7.0 million in the fourth quarter of 2021. Within this category, sales of 3D MRS sensors rose 41% year-over-year to $5.0 million in the fourth quarter, driven by demand for these sensors for high-end electronics and semiconductor inspection and metrology applications. Sales of 3D and 2D sensors are forecasted to post strong year-over-year growth in the first quarter of 2022.

Sales of semiconductor sensors, principally our WaferSense line of sensors, increased 62% year-over-year to $6.0 million in the fourth quarter of 2021. Ongoing demand for semiconductor capital equipment is driving the sales growth of these yield and process improvement sensors. Sales of semiconductor sensors are forecasted to record strong year-over-year growth in the first quarter of 2022.

Sales of inspection and metrology systems rose 11% year-over-year in the fourth quarter of 2021 to $9.1 million. Within this product category, fourth quarter sales of SQ3000™ Multi-Function inspection and metrology systems increased 15% year-over-year to $4.7 million. Of total SQ3000 sales, $1.1 million was generated by sales of systems for mini-LED inspection and metrology. SQ3000 sales related to mini-LED applications totaled $8.0 million for the full year, up from $4.6 million in 2020, and the mini-LED backlog at December 31, 2021 stood at $1.4 million. Additional orders are anticipated in 2022.

Fourth quarter system sales also benefited from customer acceptances of nearly $1.0 million for 3D MX3000™ Final Vision Inspection systems and sensor kits for memory modules. Additional MX3000 orders of $1.5 million were received earlier in the first quarter of 2022, bringing our current backlog of 2D and 3D MX products to $5.0 million. These orders are presently scheduled to be recognized as revenue primarily in the second and third quarters of 2022. Sales of inspection and metrology systems are forecasted to post strong year-over-year growth in the first quarter of 2022.

CyberOptics’ backlog at December 31, 2021 totaled a record $47.3 million, up from $44.2 million at the end of the third quarter of 2021 and $23.0 million at the end of 2020. The company is forecasting sales of $22.0 to $24.0 million for the first quarter of 2022 ending March 31, compared to $17.7 million in the first quarter of 2021. CyberOptics expects to report strong operating results in the first quarter of 2022, based on the continuation of favorable market conditions and shipments from its order backlog of 3D MRS based sensor and system products.

About CyberOptics

CyberOptics Corporation (www.cyberoptics.com) is a leading global developer and manufacturer of high-precision 3D sensing technology solutions. CyberOptics’ sensors are used for inspection and metrology in the SMT and semiconductor markets to significantly improve yields and productivity. By leveraging its leading edge technologies, the Company has strategically established itself as a global leader in high precision 3D sensors, allowing CyberOptics to further increase its penetration of key vertical markets. Headquartered in Minneapolis, Minnesota, CyberOptics conducts worldwide operations through its facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: a possible world-wide recession or depression resulting from the economic consequences of the COVID-19 pandemic; the negative effect on our revenue and operating results of the COVID-19 crisis on our customers and suppliers and the global supply chain; market conditions in the global SMT and semiconductor capital equipment industries; trade relations between the United States and China and other countries; the timing of orders and shipments of our products, particularly our 3D MRS SQ3000 Multi-Function systems and MX systems for memory module inspection; increasing price competition and price pressure on our product sales, particularly our inspection and metrology systems; the level of orders from our OEM customers; the availability of parts required to meet customer orders; unanticipated product development challenges; the effect of world events on our sales, the majority of which are from foreign customers; rapid changes in technology in the electronics and semiconductor markets; product introductions and pricing by our competitors; the success of our 3D technology initiatives; the market acceptance of our SQ3000 Multi-Function systems and products for semiconductor inspection and metrology; costly and time consuming litigation with third parties related to intellectual property infringement; the negative impact on our customers and suppliers due to past and future terrorist threats and attacks and any acts of war; the impact of the MX3000 orders on our consolidated gross margin percentage in any future period; risks related to cancellation or renegotiation of orders we have received; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:
Jeffrey A. Bertelsen, Chief Financial Officer
763-542-5000

Carla Furanna, Vice President of Global Marketing
952-820-5837

Fourth Quarter 2021 Conference Call and Replay

CyberOptics will review its fourth quarter operating results in a conference call at 4:30 P.M. Eastern today. Investors can access the live call by dialing toll-free 888-220-8451 prior to the start of the call and providing the conference ID: 5210085. A webcast of the live conference call, which will be archived for 30 days, can be heard by visiting the investor relations section of the CyberOptics website, www.cyberoptics.com. A replay of the conference call, available one hour after the call, can be accessed by dialing 888-203-1112 and providing conference ID: 5210085. The replay will be available for 30 days.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2021	2020	2021	2020
Revenue	$22,076	$16,872	$92,774	$70,117
Cost of revenue	11,127	8,947	49,608	38,900
Gross margin	10,949	7,925	43,166	31,217
Research and development expenses	2,695	2,592	10,857	9,572
Selling, general and administrative expenses	4,478	3,748	17,973	15,648
Income from operations	3,776	1,585	14,336	5,997
Interest income and other, net	(44)	31	159	357
Income before income taxes	3,732	1,616	14,495	6,354
Provision for income taxes	329	150	1,744	612
Net income	$3,403	$1,466	$12,751	$5,742
Net income per share - Basic	$0.46	$0.20	$1.74	$0.80
Net income per share - Diluted	$0.45	$0.20	$1.69	$0.77
Weighted average shares outstanding - Basic	7,364	7,264	7,320	7,215
Weighted average shares outstanding - Diluted	7,587	7,480	7,537	7,454

Condensed Consolidated Balance Sheets
	Dec. 31, 2021 (Unaudited)	Dec. 31, 2020
Assets
Cash and cash equivalents	$13,684	$8,399
Marketable securities	7,327	8,121
Accounts receivable, net	19,821	14,735
Inventories	27,602	20,271
Other current assets	1,672	1,576
Total current assets	70,106	53,102

Marketable securities	17,281	14,052
Long-term trade notes receivable	—	418
Intangibles and goodwill, net	1,741	1,691
Equipment and leasehold improvements	3,174	3,235
Right-of-use assets (operating leases)	2,052	2,621
Deferred tax assets	3,668	4,597
Total assets	$98,022	$79,716

Liabilities and Stockholders’ Equity
Accounts payable	$10,275	$5,118
Accrued expenses	5,017	4,716
Current operating lease liabilities	864	819
Total current liabilities	16,156	10,653

Other liabilities	391	291
Long-term operating lease liabilities	2,369	3,244
Total liabilities	18,916	14,188

Total stockholders’ equity	79,106	65,528
Total liabilities and stockholders’ equity	$98,022	$79,716